EXHIBIT 99.1

Senomyx Announces Second Quarter 2005 Financial Results

Announces New Agreement with Cadbury Schweppes

Announces Addition of Michael Herman to Board of Directors

LA JOLLA, CA, July 21, 2005 – Senomyx, Inc. (NASDAQ: SNMX), today reported financial results for the quarter ended June 30, 2005. For the six months ended June 30, 2005, the Company booked revenues of $5.0 million, an increase of 13% over the six months ended June 30, 2004.

“Earlier this week we announced the signing of a collaborative research and license agreement with Cadbury Schweppes, a global leader in the gum confectionary market.  We are excited about our new collaboration with Cadbury, a major multinational corporation, as the collaboration involves a new product category with which we have not been previously involved.  We believe this business development accomplishment further validates our discovery and development technology,” commented Kent Snyder, President and CEO of Senomyx.  “Additionally, we were pleased to announce the addition of Michael Herman to our Board of Directors in May 2005,” added Snyder.

Financial Review:

Revenues for the second quarter and year to date were $2.0 million and $5.0 million, respectively, for 2005, compared to $2.2 million and $4.4 million for the same periods in 2004.  The increase for the six months ended June 30, 2005 is primarily due to funding of a new collaboration and the reimbursement of certain product candidate development costs in the first quarter of 2005.

Research and development expenses for the second quarter and year to date were $3.8 million and $8.2 million, respectively, for 2005, compared to $4.0 million and $7.9 million for 2004.  The increase for the six months ended June 30, 2005 is primarily due to higher personnel and research and development supplies costs, offset by lower expenses incurred for outside research and development services and patent and licensing fees.

General and administrative expenses for the second quarter and year to date were $1.7 million and $3.4 million, respectively, for 2005, compared to $1.1 million and $2.1 million for 2004.  The increase is primarily due to costs associated with being a public company.

Non-cash, stock-based compensation expense for the second quarter and year to date were $1.9 million and $3.7 million, respectively, for 2005, compared to $586,000 and $2.9 million for 2004.

The net loss for the second quarter and year to date were $5.2 million and $9.8 million, respectively, for 2005, compared to a net loss for the same periods of 2004 of $3.4 million and $8.4 million.  The loss per share for the second quarter and year to date were $0.20 and $0.39 per share, respectively, for 2005, compared to $0.79 and $2.69 per share for 2004.  The decrease in loss per share for both the three and six months ended June 30, 2005 is due primarily to the increased number of weighted average common shares outstanding for the respective periods.  For the three months ended June 30, 2005 and 2004, the number of weighted average common shares outstanding was 25.3 million and 4.3 million, respectively.  For the six months ended June 30, 2005 and 2004, the number of weighted average common shares outstanding was 25.3 million and 3.1 million, respectively.  Upon the close of the Company’s IPO on June 25, 2004, all of the Company’s preferred stock converted to 16.2 million shares of common stock.  If that conversion had taken place prior to January 1, 2004, the pro forma net loss per common share for the second quarter and year to date would have been $0.17 per share and $0.43 per share, respectively, for 2004.

Recent Highlights:

•      Announced the signing of a collaborative research and license agreement with Cadbury Schweppes.  Under the terms of the new agreement, Cadbury Schweppes has agreed to pay Senomyx research funding and specified payments upon the achievement of milestones during the collaborative period.  Upon commercialization, Senomyx will receive royalty payments based on sales of products containing new flavor ingredients developed under the agreement.

•      Expanded the base of experience of the Board of Directors in matters related to financial transactions, corporate governance and public company Board experience with the election of Michael E. Herman to the Board of Directors.  Mr. Herman is a director of Santarus, Inc., a biopharmaceutical company, Cerner Corporation, a health care information technology company, and also is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business.  Mr. Herman also served as a director of Janus Capital and Eloquent, Inc. until March of 2003.  Additionally, Mr. Herman previously served on the Board of Directors of Agouron Pharmaceuticals, Circon, Inc., Marion Labs, Nordic Labs and Tanabe-Marion Labs.

•      Advanced progress of the sweet enhancer discovery and development program with the discoveries of S553 and S868, both of which demonstrated improved sweetener enhancement potency over previous compounds.

Financial Outlook Update for the Remainder of 2005:

In April 2005, the SEC announced a delay in the effective date for implementation of SFAS 123(R) until the Company’s first quarter of fiscal 2006. In the Company’s first quarter 2005 earnings release, the Company indicated that the Company would review its guidance in light of this development and would announce any changes to guidance in conjunction with the Company’s second quarter 2005 earnings release.  Following this review, the Company has determined that the expected reduction in projected non-cash stock-based compensation expense due to the delay of the implementation of SFAS 123(R) will be offset by an expected increase in projected non-cash stock-based compensation expense resulting from better-than-projected stock price performance (stock price is a key assumption used by the Company in valuing its stock options for purposes of calculating related expense).  As a result of this review, the Company has not revised the guidance for non-cash stock-based compensation expense and reiterates its initial full year guidance.

For the full year, Senomyx continues to expect:

•      Total revenues of $11.0 million.

•      Total operating expenses between $31.9 million and $33.7 million, of which $6.1 million to $6.6 million will be non-cash stock-based compensation expense.

•      Full year net loss between $20.5 million and $22.3 million.

•      Full year basic and diluted loss per share between $0.82 and $0.89.

•      Net cash used in operating activities, on average, of between $1.0 million and $1.2 million per month.

Conference Call:

Senomyx will host a conference call at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time) on July 21, 2005 to discuss these financial results and provide an update on the Company. To access the call in the U.S. dial (866) 700-6067 or outside the U.S. dial (617) 213-8834. The participant passcode for this conference call is 26285183.  Additionally, the call will be webcast under the investor relations section of Senomyx’s website at www.Senomyx.com and will be archived there for 30 days following the conclusion of the conference call.

About Senomyx

Senomyx is a biotechnology company using proprietary taste receptor-based assays, screening technologies, and optimization chemistry to discover and develop novel flavors, flavor enhancers and taste modulators for the packaged food and beverage industry. Senomyx’s current programs focus on the development of flavors, flavor enhancers and taste modulators in the savory, sweet, salt and bitter taste areas. Senomyx has entered into product discovery and development collaborations with five of the world’s leading packaged food and beverage companies: Cadbury Schweppes, Campbell Soup Company, The Coca-Cola Company, Kraft Foods Global, Inc. and Nestlé SA.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the anticipated financial results for the remainder of 2005, the projected timelines for the commercial sale of products containing our flavors, flavor enhancers and taste modulators and the achievement of other milestones, the progress and capabilities of Senomyx’s discovery and development programs; the benefits to be derived from relationships with Senomyx’s product discovery and development collaborators, technology collaborators and licensors and Senomyx’s ability to enter into and maintain these relationships; Senomyx’s ability, or Senomyx’s collaborators’ ability, to successfully satisfy all pertinent regulatory requirements and commercialize products incorporating Senomyx’s flavor enhancers and taste modulators in packaged foods and beverages; the continued funding of Senomyx discovery and development programs by its collaborators; Senomyx’s ability to strengthen discovery and development capabilities; and whether any published scientific discoveries of the Company contribute to commercial products or the Company’s ability to generate revenues. Risks that contribute to the uncertain nature of the forward-looking statements include: Senomyx is dependent on its product discovery and development collaborators for all of Senomyx’s revenue; Senomyx is dependent on its current and any future product discovery and development collaborators to develop and commercialize any flavors, flavor enhancers or taste modulators Senomyx may discover; Senomyx may be unable to develop flavors, flavor enhancers or taste modulators useful for formulation into products; Senomyx or its collaborators may be unable to obtain and maintain the GRAS determination or regulatory approval required for flavors, flavor enhancers or taste modulators to be incorporated into products that are sold; even if Senomyx or its collaborators receive a GRAS determination or regulatory approval and incorporate Senomyx flavors, flavor enhancers or taste modulators into products, those products may never be commercially successful; and Senomyx’s ability to compete in the flavor and flavor enhancer market may decline if Senomyx does not adequately protect its proprietary technologies. These and other risks and uncertainties are described more fully in Senomyx’s most recently filed SEC documents, including its Annual Report on Form 10-K, under the headings “Risks Related to Our Business” and “Risks Related to Our Industry.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Senomyx undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

(Financial Information to Follow)

Contacts:

Financial	Investor Relations
John Poyhonen	Susan Neath
Senomyx, Inc.	Atkins + Associates
858-646-8302	858-527-3486

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Selected Financial Information

Condensed Statements of Operations

(unaudited, in thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004

Revenues	$2,022	$2,177	$4,988	$4,418

Operating expenses:
Research and development	3,841	3,972	8,169	7,922
General and administrative	1,701	1,085	3,364	2,095
Non-cash, stock-based compensation	1,915	586	3,707	2,866
Total operating expenses	7,457	5,643	15,240	12,883

Loss from operations	(5,435)	(3,466)	(10,252)	(8,465)

Interest income	250	36	475	76

Net loss	$(5,185)	$(3,430)	$(9,777)	$(8,389)

Basic and diluted net loss per share	$(0.20)	$(0.79)	$(0.39)	$(2.69)

Weighted average shares used in computing basic and diluted net loss per share	25,314	4,321	25,250	3,123

Pro forma basic and diluted net loss per share	$(0.20)	$(0.17)	$(0.39)	$(0.43)

Weighted average shares used in computing pro forma basic and diluted net loss per share	25,314	20,526	25,250	19,328

Condensed Balance Sheets

(in thousands)

	June 30, 2005	December 31, 2004
	(unaudited)

Cash, cash equivalents and investments available for sale	$32,651	$40,847
Other current assets	1,717	1,213
Property and equipment, net	2,004	1,742
Total assets	$36,372	$43,802

Current liabilities	$2,619	$3,361
Deferred revenue	737	1,858
Long-term liabilities	182	210
Stockholders’ equity	32,834	38,373
Total liabilities and stockholders’ equity	$36,372	$43,802